Exhibit 99.1


For Immediate Release:

WYETH APPEALS 10-YEAR OLD MATERNA LITIGATION TO SUPREME COURT

Fairfield, CT (February 12, 2004): Competitive Technologies, Inc. (AMEX: CTT) announced that it has been advised that Wyeth (NYSE:
WYE) has filed an appeal to the Supreme Court of the United States on the $58.2 million patent infringement judgment for fraud and unjust enrichment against Wyeth, and in favor of CTT's client, the University of Colorado.

On November 12, 2003, the US Court of Appeals for the Federal Circuit denied a rehearing/rehearing en banc for this case of the Court's September 3, 2003 affirmation of the August 13, 2002 decision of US Senior District Court Judge John Kane of the US District Court for the District of Colorado. A preliminary opinion issued in July 2000 found that Drs. Robert H. Allen and Paul A. Seligman at the University of Colorado, a CTT client, are the sole inventors of the improved formulation of the prenatal vitamin supplement, and that Wyeth had committed fraud and was unjustly enriched.

John B. Nano, President and CEO of CTT said, "We fully anticipate that the highest court in the nation will not hear a case already decided by multiple decisions of the lower courts and will continue to find in favor of the University et al to finally close this litigation which began in 1993 for product sales between 1984 and 1994. Wyeth seems to be unfairly determined to delay the resolution of the case after more than ten years."

Mr. Nano continued, "We had expected that in proper use of the judicial process and a sense of fairness to the University, the citizens of Colorado, and the doctors, that Wyeth would not continue to appeal these judgements against their position. SEC filings indicate that Wyeth accrued a litigation reserve of nearly $17 billion over the last several years. According to court filings they are involved in over 25,000 court cases."

The litigation involves a prenatal vitamin supplement marketed by Wyeth under the Materna(TM) name. The US District Court for the
District of Colorado and the US Court of Appeals for the Federal
Circuit found that Wyeth had committed fraud for unjust enrichment.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders.
Visit CTT's website: http://www.competitivetech.net

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws and are not guarantees of future performance. These statements involve risks and uncertainties, including those set forth in Item 1 of the Company's most recent Form 10-K and in CTT's other filings with the SEC, and are subject to change at any time. The Company's actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.

Direct inquiries to:     Johnnie D. Johnson, Strategic IR,Inc.
                         E-mail:   jdjohnson@strategic-ir.com
                         Tel.      (212) 754-6565;
                         Fax       (212) 754-4333
                         E-mail:   ctt@competitivetech.net